                                                              Exhibit 99.B(7)(c)

                                     FORM OF

                         AUTOMATIC YEARLY RENEWABLE TERM
                              REINSURANCE AGREEMENT

                                   AGREEMENT #


                                     BETWEEN

                     LIBERTY LIFE ASSURANCE COMPANY OF BOSTON


                                       and


                           GENERAL RE LIFE CORPORATION
                                       of
                              STAMFORD, CONNECTICUT

                              REINSURANCE AGREEMENT
                                     Summary

COMPANY:                 Liberty Life Assurance Company of Boston

AGREEMENT NUMBER:

ACCOUNT NUMBER:

REINSURER:               General Re Life Corporation
                         Stamford, Connecticut

EFFECTIVE DATE:

PLANS COVERED:           As shown in Exhibit A

TYPE OF TREATY:          Automatic YRT

RETENTION:               As shown in Exhibit A

BINDING LIMIT:           As shown in Exhibit A

PREMIUMS:                As shown in Exhibit B

ADMINISTRATIVE BASIS:    As shown in Exhibit C

POLICY FEE:              [ _________ to be paid upon cession of a policy.] or [No policy fee.]

PREMIUM TAX:             Not reimbursed.

MINIMUM CESSION:         Amounts of reinsurance less than [$ XXXXX] will not be ceded under this Agreement. Cessions less than [$ XXXXX] can be automatically terminated at the option of Company or the Reinsurer.

MINIMUM FACULTATIVE
 SUBMISSION:             As shown in Article III

JUMBO LIMIT:             All life insurance in-force and applied for with all companies, shall not be more than [$XXXXXXXX].

RECAPTURE:               After [XX] policy years

In the event of any conflict between this Summary Page and the terms and conditions of the Reinsurance Agreement, the terms and conditions of the Agreement shall govern.

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE   I.    PARTIES TO THE AGREEMENT                                 x

ARTICLE  II.    AUTOMATIC REINSURANCE                                    x
                A. General Conditions
                B. Coverages
                C. Ceding upon Maximum Retention
                D. Ceding upon Less than Maximum Retention
                E. Prior Notification to Reinsurer

ARTICLE III.    FACULTATIVE REINSURANCE                                  x
                A. Procedure
                B. Continuing Notice Obligation
                C. Minimum Facultative Submission

ARTICLE  IV.    LIABILITY                                                x
                A. Automatic Reinsurance
                B. Facultative Reinsurance
                C. Conditional Receipt

ARTICLE   V.    REINSURANCE BENEFIT AMOUNTS                              x
                A. Life
                B. Disability Waiver of Premium
                C. Accidental Death Benefit

ARTICLE  VI.    REDUCTIONS, TERMINATIONS AND CHANGES                     x
                A. Reductions and Terminations
                B. Noncontractual Increases
                C. Contractual Increases
                D. Risk Classification Changes
                E. Nonforteiture Benefits
                F. Reinstatement

ARTICLE VII.    CONVERSIONS, EXCHANGES AND REPLACEMENTS                  x
                A. Conversions
                B. Exchanges and Replacements

ARTICLE VIII.   PREMIUM ACCOUNTING                                       xx
                A. Premium Payment
                B. Delayed Payment
                C. Failure to Pay Premiums
                D. Premium Rate Guarantee

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE IX.     CLAIMS                                                   xx
                A. Notice
                B. Liability
                C. Proof of Loss
                D. Settlement
                E. Contested Claims
                F. Extra-Contractual Damages
                G. Misstatement
                H. Misrepresentation or Suicide
                I. Policy or Process

ARTICLE X.      RETENTION LIMIT CHANGES                                  xx

ARTICLE XI.     RECAPTURE                                                xx

ARTICLE XII.    GENERAL PROVISIONS                                       xx
                A. Premium Tax
                B. Offset
                C. Currency
                D. Company Data
                E. Errors and Omissions
                F. Inspection of Records
                G. Severability

ARTICLE XIII.   FORMS, MANUALS & ISSUE RULES                             xx

ARTICLE XIV.    WARRANTIES AND REPRESENTATIONS                           xx

ARTICLE XV.     DAC TAX                                                  xx

ARTICLE XVI.    INSOLVENCY                                               xx
                A. Insolvency of a Party to this Agreement
                B. Insolvency of the Company
                C. Insolvency of the Reinsurer
                D. Definition of Insolvency

ARTICLE XVII.   ARBITRATION                                              xx

ARTICLE XVIII.  CONFIDENTIALITY                                          xx

ARTICLE XIX.    DURATION OF AGREEMENT                                    xx

ARTICLE XX.     EXECUTION                                                xx

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
[EXHIBITS NOT AVAILABLE IN FORM OF AGREEMENT]

EXHIBIT A  -  PLANS, RETENTION AND BINDING LIMITS

EXHIBIT B  -  REINSURANCE PREMIUMS

EXHIBIT C  -  REPORTING METHOD

EXHIBIT D  -  ALLOCATION RULES FOR PLACEMENT OF FACULTATIVE CASES

                                    ARTICLE I

                            PARTIES TO THE AGREEMENT

This is an agreement for indemnity reinsurance (the "Agreement") solely between liberty Life Assurance Company of Boston (the "Company") and General Re Life Corporation, a Connecticut Corporation (the "Reinsurer"). This Agreement shall be construed in accordance with the laws of the State of Connecticut.

This Agreement shall constitute the entire agreement between the parties with respect to the business reinsured hereunder. There shall be no understanding between the parties other than that expressed in this Agreement. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

The acceptance of risks under this Agreement shall create no right or legal relation whatsoever between the Reinsurer and the insured, owner, or beneficiary of any insurance policy or other contract of the Company.

This agreement applies only to the issuance of insurance by the Company in a jurisdiction in which it is properly licensed. The Company represents that to the best of its knowledge, it is in compliance with all state and federal laws applicable to the business reinsured under this Agreement. In the event that the Company is found to be in non-compliance with any law material to this Agreement, the Agreement will remain in effect and the Company will indemnify the Reinsurer for any direct loss the Reinsurer suffers as a result of non-compliance, and will seek to remedy the non-compliance.

                                   ARTICLE II

                              AUTOMATIC REINSURANCE

A. GENERAL CONDITIONS. On or after 12:01 A.M. Eastern Standard Time on the effective date of this Agreement, reinsurance under this Agreement shall be in force and binding on the Reinsurer provided that the issuance of such insurance by the Company constitutes the transaction of business in a jurisdiction in which the Company is properly licensed, the insurance is issued on the lives of residents of the United States or Canada, and the reinsurance premiums continue to be paid in accordance with this Agreement. The Company may not reinsure the amount it has retained on the business covered under this Agreement on any basis with the Reinsurer's written consent, which consent may be withheld for any reason.

B. COVERAGES. Life insurance, Waiver of Premium Disability benefits for an amount not greater than the corresponding life insurance, Accidental Death Benefits and benefits under associated riders are the coverages reinsured automatically under this Agreement, up to the limits shown in Exhibit A.

C. CEDING UPON MAXIMUM RETENTION. When the Company retains its maximum limit of retention with respect to a life, as shown in Exhibit A, the Company shall cede and the Reinsurer shall automatically accept as reinsurance under the terms and conditions of this Agreement, liability on individual life insurance on such life, together with all reinsured supplemental coverages, provided that the policies are issued directly by the Company on those plans of insurance shown in Exhibit A and fully underwritten by employees of the Company in accordance with the Company's usual underwriting standards and requirements which the Reinsurer has acknowledged in writing.

      Reinsurance shall not be ceded automatically to the Reinsurer on any risk if:

      1. the amount of ultimate reinsurance causes the Binding Limit, shown in Exhibit A, to be exceeded, or
      2. the amount of ultimate reinsurance causes the Jumbo Limit, as shown in Exhibit A, to be exceeded, or
      3. the Company has submitted the risk for facultative underwriting consideration to any reinsurer, including the Reinsurer, within [XX] years except for any prior facultative submission that was solely for capacity and which may now be accommodated within the terms of this Agreement, or
      4. the substandard mortality rating assessed to the risk exceeds [XXXXX] (XXX%) or its equivalent on an extra premium basis, or
      5. the risk at the time of issue exceeds the maximum issue age shown in Exhibit A.

D. CEDING WHILE RETAINING LESS THAN FULL RETENTION. When the Company retains or has retained less than its maximum limit of retention on a life and all other conditions in Section C above are satisfied, the Company may cede automatically only an amount equal to or less than the amount retained.

E. PRIOR NOTIFICATION TO REINSURER. The Company may not reinsure the amount it has retained on the business covered under this Agreement, on any basis, without prior notification to and agreement from the Reinsurer.

                                   ARTICLE III

                              FACULTATIVE COVERAGE

A. PROCEDURE. When a risk does not qualify for automatic reinsurance or if the Company so desires, the Company may request facultative consideration of any risk on those plans of insurance shown in Exhibit A by sending the Reinsurer a reinsurance application form, in substantially the form as set forth in Exhibit D, showing details of the risk together with copies of the original application and all information known to the Company pertaining to the insurability of the risk. The Reinsurer shall give the reinsurance application prompt consideration and shall notify the Company of its decision and risk classification. The Company will notify the Reinsurer in writing of its acceptance of an offer. If any risk is to be submitted to more than one reinsurer for consideration, the Allocation Rules for Placement of Facultative Cases as outlined in Exhibit D will apply.

      After the first premium has been received by the Company on a policy that has been submitted to and accepted by the Reinsurer on a facultative basis, the Company shall promptly report placement of the policy to the Reinsurer in the agreed upon format.

      Unless specifically agreed to the contrary, the Reinsurer shall hold its offer on a pending case open for ninety (90) days, at the end of which time the Reinsurer shall, in the absence of notification of case status, routinely close its file and consider the offer to reinsure as formally withdrawn.

      The Company may not reinsure the amount it has retained on the business covered under this Agreement on any basis without the Reinsurer's written consent, which consent may be withheld for any reason.

B. CONTINUING NOTICE OBLIGATION. Both prior to and subsequent to the Reinsurer's acceptance of a risk, the Company shall send to the Reinsurer all information that is related to the insurability of such risk.

C. MINIMUM FACULTATIVE SUBMISSION. The minimum facultative submission under this Agreement shall be [$ XXXXXX].

                                   ARTICLE IV

                                    LIABILITY

A. AUTOMATIC REINSURANCE. The liability of the Reinsurer on any automatic reinsurance covered under this Agreement shall begin and end simultaneously with that of the Company, subject to the conditions of
      Article II.

B. FACULTATIVE REINSURANCE. For facultative reinsurance, the Reinsurer's liability will commence at the same time as the Company's liability, provided that the Reinsurer has made a facultative offer and that offer was accepted, during the lifetime of the insured, in accordance with the terms of this Agreement. The Reinsurer shall become liable for its share of the risk, provided that the policy has been delivered according to the usual procedures of the Company and that the Company has followed its facultative coverage rules for reinsurance placement.

C. CONDITIONAL RECEIPT. The Reinsurer will accept liability on the Company's Conditional Receipt or Pre-paid business up to the amount shown in Exhibit A, provided that all procedures, terms and conditions of the Company's Conditional Receipt are followed. All Conditional Receipt forms in use by the Company, as well as any subsequent changes or modifications must be approved in writing by the Reinsurer.

      1. COVERAGE FOR AUTOMATIC REINSURANCE. The Reinsurer's liability on automatic reinsurance shall begin and end with the Company's conditional receipt liability.

      2. COVERAGE FOR FACULTATIVE REINSURANCE. For those risks submitted facultatively, conditional receipt liability shall not commence until the Reinsurer has made an explicit acceptance of the risk.

      3. DISCREPANCY WITH CONDITIONAL RECEIPT. In the case where the conditional receipt is given for an amount less than the policy application, the Reinsurer shall not be liable for more than its proportionate share of the maximum limit as shown in the Company's conditional receipt.

                                    ARTICLE V

                           REINSURANCE BENEFIT AMOUNTS

A.    LIFE. (YRT Quota Share)
      The net amount at risk of the policy is defined as the policy face amount less the account value. The reinsured net amount at risk for each policy is determined by multiplying the total net amount at risk on the policy by the Reinsurer's share as defined in Exhibit A. For variable amount plans, the net amount at risk is calculated using the account value in effect at the end of the monthly reinsurance billing period. The Company will maintain a quota share retention on each policy, up to the maximum limits of its retention per life for the insured's issue age and rating, as shown in Exhibit A. Risk amounts above that limit will be reinsured under the terms of this Agreement on an excess basis.
      Any change in the net amount at risk due to changes in the policy's account value will be shared proportionately between the Company and the Reinsurer(s).

      (YRT Excess)
      The reinsured net amount at risk of the policy is defined as the policy face amount less the account value, less the amount retained by the Ceding Company, and for automatic policies, multiplied by the Reinsurer's share as stated in Exhibit A. For variable amount plans, the reinsured net amount at risk is calculated using the account value in effect at the end of the monthly reinsurance billing period.
      The Company's retention on the policy will remain constant. Any change in the net amount at risk due to changes in the policy's cash value or account value will be allocated to the reinsured amount.

      (Coinsurance Quota Share)
      The reinsured risk amount is equal to the policy face amount multiplied by the Reinsurer's share as defined in Exhibit A for automatic policies. The Company will maintain a quota share retention on each policy, up to the maximum limits of its retention per life for the insured's issue age and rating, as shown in Exhibit A. Risk amounts above that limit will be reinsured under the terms of this Agreement on an excess basis.

      (Option Excess)
      The reinsured risk amount is defined as the policy face amount less the amount retained by the Company, multiplied by the Reinsurer's share as stated in Exhibit A.

B. DISABILITY WAIVER OF PREMIUM. The reinsured proportion of Disability Waiver of Premium will not be greater than the proportion reinsured on the corresponding life insurance benefit.

C. ACCIDENTAL DEATH BENEFIT. The Accidental Death Benefit amount reinsured will not be greater than the corresponding Life Insurance benefit reinsured.

                                   ARTICLE VI

                      REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, the Reinsurer shall, upon receipt of notification of the change, provide appropriately adjusted reinsurance coverage. The Company shall notify the Reinsurer of any such change, not more than sixty
(60) days after its effective date.

A. REDUCTIONS AND TERMINATIONS. In the event of the reduction, lapse or termination of insurance with the Company on a life, the Company shall reduce reinsurance proportionately. In the event that there is more than one reinsurer on the policy being reduced, the reduction in reinsurance shall be proportionate among the reinsurers. The Reinsurer shall refund any unearned premiums. However, policy fees, if any, shall be deemed earned for a policy year if during any portion of such policy year, ceded insurance is exposed to risk.

B. NONCONTRACTUAL INCREASES. If the amount of insurance is increased as a result of a noncontractual change, the increase will be underwritten by the Company in accordance with its customary standards and procedures and will be considered new reinsurance under this Agreement. The Reinsurer's approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the Jumbo Limits shown in Exhibit A.
      Option 1 (Excess Basis)
      The Reinsurer will assume its share of the entire amount in excess of the Company's applicable retention. Premiums for the additional reinsurance will be point-in-scale from the original issue date.

      Option 2 (Quota Share Basis)
      The Company and the Reinsurer will share the increased amount proportionately. Once the Company's maximum retention has been reached, the remaining amount will be reinsured on a proportional basis. Premiums for the additional reinsurance will be point-in-scale from the original issue date.

C. CONTRACTUAL INCREASES. For policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions will be accepted only up to the Automatic Binding Limits shown in Exhibit A.

      For policies with increasing net amount at risk, the Reinsurer's additional liability will be no more than its share of one times the initial net amount at risk. In no event will the Reinsurer's liability exceed the automatic binding limit.

      For policies reinsured on a facultative basis, reinsurance will be limited to the ultimate Amount shown in the Reinsurer's facultative offer. Reinsurance premiums for Contractual increases will be on a point-in-scale basis from the original issue age of Policy.

D. RISK CLASSIFICATION CHANGES. If the policyholder requests a Table Rating reduction or removal of a Flat extra, such change will be underwritten according to the

      Company's normal underwriting practices. Risk classification on facultative policies will be subject to the Reinsurer's approval.

E.    NONFORFEITURE BENEFITS. A. Extended Term
      If the original policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the original policy until the expiry of the extended term period.

                              B. Reduced Paid-up
      If the original policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount will be reduced.

      Option 1 (Excess)
      Reinsurance will be reduced by the full amount of the reduction. The reinsurance premiums will be calculated on the same manner as reinsurance premiums were calculated on the original policy. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy will be terminated.

      Option 2 (Quota Share)
      The amount reinsured and the amount retained will be reduced proportionately. The reinsurance premiums will be calculated in the same manner as reinsurance premiums were calculated on the original policy.

F. REINSTATEMENT. If a policy that has lapsed or surrendered is reinstated in accordance with its terms and in accordance with Company rules and procedures, the Reinsurer shall, upon notification of reinstatement, reinstate the pre-existing reinsurance coverage. However, if the policy were facultatively reinsured with the Reinsurer, approval by the Reinsurer shall be required prior to the reinstatement of the reinsurance if the Company retained less than fifty (50) percent of the risk and the policy has been lapsed for more than ninety (90) days. Upon reinstatement of the reinsurance coverage, the Company shall pay the reinsurance premiums which would have accrued had the policy not lapsed, together with interest at the same rate as the Company receives under its policy.

                                   ARTICLE VII

                     CONVERSIONS, EXCHANGES AND REPLACEMENTS

If a policy reinsured under this Agreement is converted, exchanged or replaced, the Company will promptly notify the Reinsurer. Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that exchange or convert to a plan covered under this Agreement will not be reinsured hereunder.

      A. CONVERSIONS. The Reinsurer shall continue to accept reinsurance resulting from the contractual conversion of any policy reinsured under this Agreement, in an amount not to exceed the original amount reinsured hereunder. If the plan to which the original policy is converting is reinsured by the Reinsurer, either under this Agreement or under a different Agreement, reinsurance premium rates for the resulting converted policy will be those contained in the Agreement that covers the plan to which the original policy is converting. However, if the Reinsurer does not reinsure the new plan, reinsurance premiums for a policy resulting from a contractual conversion will use the rates shown in Exhibit B. Reinsurance premiums and any allowances for conversions will be on a point-in-scale basis from the issue age of the original policy.

            If the conversion results in an increase in the risk amount, the increase will be underwritten by the Company in accordance with its customary standards and procedures. The Reinsurer will accept its share of such increases, subject to the new business provisions of this Agreement. Reinsurance premiums and any allowances for increased risk amounts will be first-year premiums at the agreed-upon premium rate schedule.

      B. EXCHANGES AND REPLACEMENTS. The Reinsurer will consider exchanges and replacements to the plans reinsured under this agreement. First-year premium calculations will apply to any policy on which:

            1. the Company has obtained complete and current underwriting evidence on the full amount; and
            2.    the full normal commissions are paid for the new plan; and
            3. the Suicide and Contestable provisions apply as if the policy were newly issued.

                  The Reinsurer's approval to exchange or replace the policy will be required if the original policy was reinsured on a facultative basis.

                  If the Company's guidelines do not treat the policy as new business, the exchange or replacement will continue to be ceded to the Reinsurer. The rates will be based on the original issue age, underwriting class and duration since the issuance of the original policy.

                                  ARTICLE VIII

                               PREMIUM ACCOUNTING

A. PAYMENT OF PREMIUMS. Reinsurance premiums for life insurance, waiver of premium disability benefits and accidental death benefits shall be the premiums shown in Exhibit B. Reinsurance premiums are payable in accordance with the method outlined in Exhibit C.

B.    DELAYED PAYMENT. Premium balances which remain unpaid for more than sixty
      (60) days shall incur interest from the due date, calculated from that date by using the 13-week Treasury Bill rate reported for the last working day of the calendar month in the "Money Rates" section of THE WALL STREET JOURNAL or comparable publications.

C. FAILURE TO PAY PREMIUMS. The payment of reinsurance premiums shall be a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid when due, the Reinsurer shall have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it shall give the Company thirty (30) days written notice of its intention to terminate said reinsurance. If all reinsurance premiums in arrears, including any which may become in arrears during the thirty (30) day period, are not paid before the expiration of said period, the Reinsurer shall be relieved of all liability. Policies on which reinsurance premiums subsequently fall due will automatically terminate if reinsurance premiums are not paid. Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within sixty (60) days of the date of termination upon payment of all reinsurance premiums in arrears. The Reinsurer shall have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance shall not prejudice the Reinsurer's right to collect premiums for the period reinsurance was in force prior to the expiration of the thirty (30) day notice.
      The Company will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article XI, or to transfer the reinsured policies to another reinsurer.

D. PREMIUM RATE GUARANTEE. The Reinsurer anticipates continuing to accept premiums on the basis of the rates shown in Exhibit B, however, the Reinsurer can only guarantee that the life reinsurance premium rates payable under this Agreement shall not exceed the one-year term net premiums computed on the 1980 CSO Mortality Table at the maximum valuation interest rate allowable for the policies reinsured.

                                   ARTICLE IX

                                     CLAIMS

Claims covered under this Agreement include only death claims, which are those due to the death of the insured on a policy reinsured under this Agreement, and any additional benefits specified in Exhibit A, which are provided by the underlying policy and are reinsured under this Agreement.

A. NOTICE. The Company will notify the Reinsurer, as soon as possible, after it receives a claim on a policy reinsured under this Agreement.

B LIABILITY. Whenever a claim is made on a policy reinsured under this Agreement, the Reinsurer shall consider its liability to the Company to be for the amount of reinsurance for that policy as determined in Article V and Exhibit A. If the Company has been paying premium to the Reinsurer on an estimated reinsured net amount at risk, the Reinsurer's claim liability shall not exceed that amount provided by the Company. The Reinsurer will accept the good faith decision of the Company in settling a claim and shall pay the amount of its liability in effect at the time of settlement, including its proportionate share of any interest paid to the claimant.

      If the Company has retained either a) less than its full retention or b) fifty (50) percent or less of the risk, the Company shall consult with the Reinsurer before making an admission of liability on any claim on which death has occurred during the contestable period. If the Company chooses to pay such a claim that the Reinsurer believes should be contested, then the dispute may be submitted to arbitration.

C. PROOF OF LOSS. In every case of loss, the Company shall provide the Reinsurer with copies of all proofs of loss, underwriting papers, investigation reports and a statement showing the amount paid on the claim by the Company, plus any information the Reinsurer may request.

D.    SETTLEMENT.

      1. LIFE. For Life insurance claims, the Reinsurer shall pay its share of death benefits in a lump sum regardless of the form of claim settlement by the Company.

      2. WAIVER OF PREMIUM. For an approved Waiver of Premium benefit claim, the Reinsurer shall pay its share of the gross premium waived by the Company, and the Company shall continue to pay the total reinsurance premium, excluding the corresponding waiver premium. If the policy is subject to recapture, the reinsurance premium shall be appropriately adjusted. For Universal Life products, the gross premium waived shall be the cost of insurance premium waived by the Company. The Reinsurer may pay Waiver of Premium claims in one (1) payment per year regardless of the mode of premium payment specified in the policy.

E. CONTESTED CLAIMS. The Company shall notify the Reinsurer of its intention to contest or compromise a claim. Unless agreed otherwise, all contestable claims will be routinely investigated. If the Reinsurer chooses not to participate in a contested claim, it shall pay its full amount of reinsurance liability on such claim and shall thereby be relieved of all future liability with respect to such contested claim.

      If the Reinsurer joins the Company in a contest or compromise, the Reinsurer shall participate in the same proportion that the amount at risk reinsured with the Reinsurer bears to the total amount at risk to the Company on the claim and shall share in the reduction in liability in the same proportion. The Reinsurer shall pay its share of "routine expenses" which are considered to be investigative or administrative expenses incurred by the Company that are customarily incurred with respect to most claims. Participation in "unusual expenses" shall require written consent by the Reinsurer. Unusual expenses shall include, but not be limited to, fees of outside attorneys, investigators or consultants. The Reinsurer shall not reimburse expenses or compensation of salaried officers and employees of the Company or expenses incurred by the Company as a result of a dispute arising out of conflicting claims of entitlement to policy proceeds or benefits.

F. EXTRA-CONTRACTUAL OBLIGATIONS. The Reinsurer shall not participate in punitive or compensatory damages or statutory penalties that are awarded against the Company as a result of an act, omission or course of conduct committed solely by the Company, its agents, or representatives in connection with claims covered under this Agreement. The Reinsurer shall, however, pay its share of statutory penalties awarded against the Company in connection with claims covered under this Agreement if the Reinsurer elected in writing to join in the contest of the coverage in question.

      The parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in punitive and compensatory damages. Such circumstances are difficult to define in advance, but would generally be those situations in which the Reinsurer was an active party and, in writing, recommended, consented in writing to, in advance, the act or course of conduct of the Company that would result in the assessment of the extra-contractual damages. In such situations, the Reinsurer and the company shall share such damages so assessed, in equitable proportions.

      For purposes of this Article, the following definitions shall apply:
      "Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

      "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty nor fixed in amount by statute.

      "Statutory penalties" are those amounts awarded as a penalty, but are fixed in amount by statute.

G. MISSTATEMENT. In the event of an increase or decrease in the amount of the Company's liability on a policy reinsured hereunder because of a misstatement of age, sex, or other risk classification, which is established after the death of the insured, the Company and the Reinsurer shall share in the change in amount in proportion to its respective net liability prior to the change. The reinsurance premium for all policy years shall be recalculated on the basis of the adjusted amount using premiums and reserves at the correct risk classification, and the adjustment for the difference in reinsurance premiums shall be made without interest.

H. MISREPRESENTATION OR SUICIDE. If the company returns premiums to the policyholder or beneficiary as a result of misrepresentation or suicide of the insured, the Reinsurer will refund net reinsurance premiums received on that policy without interest to the Company in lieu of any other form of reinsurance benefit payable under this Agreement.

I. POLICY OR PROCESS. In the event of any change in the claims policy or process of the Company, including but not limited to a change in the principal claims personnel or the delegation of the claim settlement to a third party or the decision to close to new business, the Company shall inform the Reinsurer without delay and the Reinsurer shall have the right to review and adjust the Claims Authority with immediate effect by giving written notice of such change to the Company.

                                    ARTICLE X

                             RETENTION LIMIT CHANGES

If the Company changes its maximum retention limits as shown in Exhibit A, it will provide the Reinsurer with written notice of the intended changes ninety
(90) days in advance of their effective date.
A change to the company's maximum retention limits will not affect the reinsured policies in force except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the parties, an increase in the Company's retention schedule will not effect an increase in the total risk amount that it may automatically cede to the Reinsurer.

                                   ARTICLE XI

                                    RECAPTURE

Option 1 (Excess Reinsurance)
Whenever the Company increases its maximum retention limits over the maximum retention limits set forth in Exhibit A, the Company has the option to recapture certain risk amounts. If the Company has maintained its maximum stated retention (not a special retention limit) for the plan and insured's age, sex, and mortality classification, it may apply its increased retention limits to reduce the amount of reinsurance in force as follows.

      a. The Company must give the Reinsurer thirty (30) days written notice prior to its intended date of the commencement of recapture.
      b. The reduction of reinsurance on affected policies will become effective on the policy anniversary date immediately following the notice of election to recapture; however, no reduction will be made until a policy has been in force for at least [insert number of years] years.
      c. If any reinsured policy is recaptured, all reinsured policies eligible for recapture under the provisions of this Article must be recaptured up to the company's new maximum retention limits in a consistent manner and the Company must increase its total amount of insurance on each reinsured life. The Company may not revoke its election to recapture for policies becoming eligible at future anniversaries.

If portions of the reinsured policy have been ceded to more than one reinsurer, the Company must allocate the reduction on reinsurance so that the amount reinsured by each reinsurer after the reduction is proportionately the same as if the new maximum dollar retention limits had been in effect at the time of issue.
The amount of reinsurance eligible for recapture is based on the current amount at risk as of the date of recapture. For a policy issued as a result of exchange, conversion, or re-entry, the recapture terms of the reinsurance agreement covering the original policy will apply, and the duration for the purpose of recapture will be measured from the effective date of the reinsurance on the original policy.
If there is a reinsured waiver of premium claim in effect when recapture takes place, the Reinsurer will continue to pay its share of the waiver claim until it terminates. The Reinsurer will not be liable for any other benefits, including the basic life risk, that are eligible for recapture. All such eligible benefits will be recaptured as if there were no waiver claim in effect.
After the effective date of recapture, the Reinsurer will not be liable for any reinsured policies or portions of such reinsured policies eligible for recapture that the Company has overlooked.
The terms and conditions for the Company to recapture reinsured policies, as made necessary by the insolvency of the Reinsurer, are set forth in Article XIV, C.
No recapture will be permitted if the Company has either obtained or increased stop loss reinsurance coverage as justification for the increase on retention limits.

Option 2 (First Dollar Quota Share Reinsurance).

      a.    Recapture will not be allowed under this Agreement.

                                  ARTICLE XII

                               GENERAL PROVISIONS

A. PREMIUM TAX. The Reinsurer shall not reimburse the Company for premium taxes on reinsurance premiums.

B. OFFSET. Upon notice to the other party, the Company or the Reinsurer may offset any undisputed balance(s) due from one party to the other from premiums, allowances, claims, or any other amount(s) due under this Agreement. The right of offset will not be affected or diminished because of the insolvency of either party.

C. CURRENCY. All payments under this Agreement shall be made in United States currency.

D. COMPANY DATA. The Company agrees to keep the Reinsurer informed of the identity and terms of its policies, riders and contracts reinsured under this Agreement, as well as any special programs affecting reinsurance hereunder, with copies of its application forms, policy forms, supplementary agreements, rate books, plan codes and all other materials relevant to the coverages reinsured.

      Further, the Company agrees to furnish the Reinsurer with all underwriting manuals or criteria, requirements, and retention schedules affecting reinsurance ceded and to keep the Reinsurer fully informed of all subsequent changes to said materials.

E. ERRORS AND OMISSIONS. This provision applies only to errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Company to its insured or any other errors or omissions committed by the Company with regard to the policy reinsured hereunder. If through unintentional clerical error, oversight, omission or misunderstanding, collectively referred to as "errors", the Reinsurer or Company fails to comply with the terms of this Agreement and if, upon discovery of the error by either party, the other is promptly notified, each thereupon will be restored to the position it would have occupied if the error had not occurred.

      If it is not possible to restore each party to the position it would have occupied but for the error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

      Notwithstanding the foregoing, the Reinsurer will not provide reinsurance for policies that do not satisfy the parameters of this Agreement, including but not limited to the agreed upon underwriting guidelines, nor will the Reinsurer be responsible for negligent or deliberate acts or for repetitive errors in administration by the Company.

      If a proof of claim approved by the Company or proof of claims payment made by the Company is not provided to the Reinsurer within twelve (12) calendar months from the date such proof of claim is approved or paid, whichever is is earlier, then the Reinsurer shall be relieved of all liability. Any policy which qualified for automatic coverage to this Agreement which is reported more than twelve (12) months after it was bound will be subject to facultative review by the Reinsurer in accordance with Article III of this Agreement. If any termination of a policy is reported more than two
      (2) years after the date of termination, then the Reinsurer shall reimburse premium on a pro rata basis, but in no event shall the Reinsurer reimburse more than two (2) years of said premium.

      If either party discovers that the Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer, in its sole discretion, shall require the Company to audit its records for similar errors and to take all reasonable actions necessary to avoid similar errors in the future.

      This provision applies only to errors relating to the administration of reinsurance by this Agreement. This provision does not apply to the administration of the insurance provided by the Company to its insured or any other errors or omissions committed by the Company with regard to the policy reinsured hereunder.

F. INSPECTION OF RECORDS. The Reinsurer and the Company, or duly authorized representatives, shall have the right at any reasonable time to inspect, at the office of the other, all books and documents relating, directly or indirectly, to any business reinsured under this Agreement.

G. SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

H. COVERAGE. This Agreement applies only to policies written directly by the Company. Policies where liability is assumed by the Company through reinsurance, acquisition, mergers or portfolio transfers are not reinsured under this Agreement.

                                  ARTICLE XIII

                          FORMS, MANUALS & ISSUE RULES

It is the Company's obligation to ensure that business ceded under this Agreement does not deviate from the underwriting criteria:

      a. The Preferred Criteria for business ceded under this Agreement is included Exhibit _______.
      b. The Age and Amount requirements for business ceded under this agreement are included in Exhibit _______.
      c. The Underwriting Manual used for the classification or risk business ceded under this agreement is _______.
      d. The application for insurance and conditional receipt or temporary insurance agreement is included in Exhibit _______.

The Company warrants that its retention schedule, Age and Amount requirements, Preferred Criteria, Underwriting Manual, premium rates and policy forms applicable to the reinsured policies and in use as of the effective date of this agreement have been supplied to the Reinsurer. If the Underwriting Manual has not been supplied, the company will inform the Reinsurer of the manual in use.

The Company will promptly notify the Reinsurer of any proposed changes to the above or any changes that will alter the risk profile of business reinsured under this Agreement. This Agreement will not extend to any policies issued pursuant to any changes unless the Reinsurer has consented in writing to accept policies to such changes.

This Agreement will not provide automatic reinsurance where a policy has been issued contrary to the agreed upon underwriting criteria. The following list is meant to provide examples, but is not intended to be all-inclusive:

      a. The risk should have been declined, postponed, or additional information obtained based on the underwriting manual cited above,
      b.    A risk that exceeds the agreed upon limits or capacity,
      c.    Not obtaining Age and Amount requirements,
      d.    Reducing ratings outside approved guidelines.

If a policy is issued at a premium rate different from the agreed upon Underwriting guidelines then:

   Absent any knowledge by the company of a claim on the policy, the Reinsurer will receive the appropriate premium, based on the appropriate underwriting rate per the agreed upon underwriting guidelines. The Reinsurer's liability remains unchanged.

   In all other cases, the Reinsurer's liability will be reduced to the same proportion as in the reinsurance premiums credited to the Reinsurer bears to the reinsurance premiums based on the appropriate underwriting rating per the agreed upon underwriting guidelines.

                                   ARTICLE XIV

                         WARRANTIES AND REPRESENTATIONS

The Company warrants and represents to the Reinsurer as a continuing warranty and representation that all information supplied by the Company to the Reinsurer in connection with this Agreement prior to the Agreement Commencement Date and the date of its execution, is to the best of the knowledge and belief of the Company true, complete and accurate in all respects and the Company is not aware of any such facts or circumstances that have not been disclosed to the Reinsurer and which might in the reasonable opinion of the Reinsurer if disclosed, adversely have affected the decision of the Reinsurer in considering whether or on what terms and conditions to provide reinsurance to the Company. The Company acknowledges that the Reinsurer has relied upon the information supplied by the Company prior to the execution date of the Agreement on deciding whether or not to enter into the Agreement.

                                   ARTICLE XV

                                     DAC TAX

The Company and the Reinsurer hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under
Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for all taxable years for which this Agreement remains in effect.

A. The term "party" will refer to either the Company or the Reinsurer, as appropriate.

B.    The terms used in this Article are defined by reference to Regulation
      Section 1.848-2 in effect as of December 29, 1992.

C. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expense with respect to this Agreement without regard to the general deductions limitation of Section 848 (c)(1).

D. The Company and the Reinsurer agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

E. The Company will submit a schedule to the Reinsurer by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Company stating that the Company will report such net consideration in its tax return for the preceding calendar year.

F. The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) days of the Reinsurer's receipt of the Company's calculation. If the Reinsurer does not so notify the Company, the Reinsurer will report the net consideration as determined by the Company in the Reinsurer's tax return for the previous calendar year.

G. If the Reinsurer contests the Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Reinsurer and the Company reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

                                   ARTICLE XVI

                                   INSOLVENCY

A. INSOLVENCY OF A PARTY TO THIS AGREEMENT. A party to this Agreement will be deemed insolvent when it:

      1. applies for or consents to the appointment of a receiver, rehabilitator, conservator liquidator or statutory successor of its properties or assets: or
      2.    is adjudicated as bankrupt or insolvent; or
      3. files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or
      4. becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

B. INSOLVENCY OF THE COMPANY. In the event of insolvency of the Company, all payments due the Company by the Reinsurer shall be payable directly to the Company, its liquidator, receiver or statutory successor on the basis of the liability of the Company under the policies reinsured without diminution because of insolvency of the Company.

      In the event of insolvency of the Company, the liquidator, receiver or statutory successor shall give the Reinsurer written notice of the pendency of a claim on a policy reinsured within a reasonable time after the claim is filed in the solvency proceeding. During the pendency of the claim, the Reinsurer may investigate the claim and, in a proceeding where the claim is to be adjudicated, the Reinsurer may, at the Reinsurer's own expense, interpose in the name of the Company (its liquidator, receiver or statutory successor) any defense or defenses which the Reinsurer may deem available to the Company or its liquidator, receiver or statutory successor.

      Subject to court approval, the expense thus incurred by the Reinsurer shall be chargeable against the Company as part of the expense of liquidation to the extent of the proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two (2) or more reinsurers participate in the same claim and a majority in interest elect to interpose a defense to the claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreements as if the expense had been incurred by the Company.

C. INSOLVENCY OF THE REINSURER. In the event of the insolvency of the Reinsurer, the Company may retain all or any portion of any amount then due or which may become due the Reinsurer under this Agreement and use such amounts for the purposes of paying any and all liabilities of the Reinsurer incurred under this Agreement. When all such liability hereunder has been discharged, the Company shall pay the Reinsurer, its receiver, or statutory successor, the balance of such amounts withheld as may remain.

      In the event of the insolvency of the Reinsurer, the Company may, upon ninety (90) days written notice to the Reinsurer, its liquidator, receiver or statutory successor, recapture, without penalty, the entire amount of reinsurance under this Agreement.

D. DEFINITION OF INSOLVENCY. For purposes of this Agreement, the Company or the Reinsurer shall be deemed insolvent if:

      1. a court order is issued voluntarily or involuntarily placing it into conservatorship, rehabilitation, receivership, or liquidation, or appointing a conservator, rehabilitator, receiver or liquidator to take over its business; or
      2. it has filed or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation or similar law or statute.

                                  ARTICLE XVII

                                   ARBITRATION

It is the intention of the Reinsurer and the Company that the customs and practices of the life insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matters with the highest good faith. However, if the Reinsurer and the Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, and the dispute cannot be resolved through a dispute resolution process, the dispute will be decided through arbitration as a precedent to any right of action hereunder.

To initiate arbitration, either the Company or the Reinsurer will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days of its receipt.

There will be three arbitrators who will be current or former officers of United States domiciled life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Each of the parties will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty
(60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the second arbitrator, each of them shall name three individuals, of whom the other shall decline two, and the decision as to the third arbitrator shall be determined by drawing lots.

Once chosen, the arbitrators are empowered to select the site of the arbitration and decide all substantive and procedural issues by a majority of votes. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators will have the power to determine all procedural rules of the arbitration, including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators may consider any relevant evidence; they will weigh the evidence and consider any objections. Each party may examine any witnesses who testify at the arbitration hearing.

The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be submitted in writing. The decision will be final and binding on both parties and there will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judge.

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

This Article will survive termination of this Agreement.

                                  ARTICLE XVIII

                                 CONFIDENTIALITY

The Company and the Reinsurer agree that Customer and Proprietary Information will be treated as confidential. Customer Information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of policies issued by the Company. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and specific terms and conditions of this Agreement.

Customer and Proprietary Information will not include information that:

      a. is or becomes available to the general public through no fault of the party receiving the Customer or Proprietary Information (the "Recipient");
      b.    is independently developed by the Recipient;
      c. is acquired by the Recipient from a third party not covered by a confidentiality agreement; or
      d.    is disclosed under a court order, law, or regulation.

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

The Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Company.

                                   ARTICLE XIX

                              DURATION OF AGREEMENT

This Agreement is indefinite as to its duration. The Company or the Reinsurer may terminate this Agreement with respect to the reinsurance of new business by giving ninety (90) days written notice or termination to the other party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.

During the notification period, the ceding company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all reinsured policies will remain in force until the termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

                                   ARTICLE XX

                                    EXECUTION

This Agreement represents the entire contract between the Reinsurer and the Company and supersedes any prior oral or written agreements.

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Agreement No. [XXX] in duplicate at the dates and places indicated with an effective date of [XXXXX].


 LIBERTY LIFE ASSURANCE COMPANY OF BOSTON

 BY:
----------------------------------

 TITLE:
----------------------------------

 DATE:
----------------------------------

 ATTEST:
----------------------------------


 GENERAL RE LIFE CORPORATION


 BY:
----------------------------------

 TITLE:
----------------------------------

 DATE:
----------------------------------

 ATTEST:
----------------------------------